Filed under Rule 433
Registration Statement No. 333-159312
Invesco Ltd.
May 20, 2009
     Effective January 1, 2009, Invesco adopted Financial Accounting Standards Board Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (FASB Statement No. 160),” which establishes new accounting and reporting standards for noncontrolling interests (formerly known as “minority interests”).
     The adoption of FASB Statement No. 160 did not impact our earnings per share. The impact of adopting FASB Statement No. 160 on our Consolidated Financial Statements was in the form of line item name changes and presentation. Specifically, minority interests in equity of consolidated entities, which were formerly separately presented in the Consolidated Balance Sheets after total liabilities and before shareholders’ equity, have been renamed to “equity attributable to noncontrolling interests in consolidated entities” and have been moved into the equity section of the company’s balance sheets, forming part of equity. As a result, total equity changed from $5,689.5 million to $6,596.2 million as of December 31, 2008, and from $6,590.6 million to $7,711.8 million as of December 31, 2007.
     FASB Statement No. 160 was reflected in our Form 10-Q for the three months ended March 31, 2009, in which the comparative balance sheet at December 31, 2008 was conformed to reflect this new presentation. Immediately prior to the release of this communication, Invesco filed a Form 8-K which contains updated sections of our Annual Report on Form 10-K for the year ended December 31, 2008 that were affected by the adoption of FASB Statement No. 160.
     Presented below is the equity portion of our balance sheet, updated in accordance with FASB Statement No. 160, as it appears in our updated financial statements filed today, as of December 31, 2008 and December 31, 2007.

		Updated to Reflect
	As Presented in 10K	Impact of SFAS 160
	As of	As of
	December 31,	December 31,
	2008	2008
Total Assets	$9,756.9	$9,756.9
Total Liabilities	3,160.7	3,160.7
Minority interests in equity of consolidated entities	906.7	NA
Equity
Common shares	85.3	85.3
Additional paid-in-capital	5,352.6	5,352.6
Treasury shares	(1,128.9)	(1,128.9)
Retained earnings	1,476.3	1,476.3
Accumulated other comprehensive (loss)/income, net of tax	(95.8)	(95.8)

Total shareholders’ equity	5,689.5	NA
Total equity attributable to common shareholders:	NA	5,689.5
Equity attributable to noncontrolling interests in consolidated entities	NA	906.7

Total equity	NA	6,596.2
Total liabilities, minority interests and shareholders’ equity	$9,756.9	NA
Total liabilities and equity	NA	$9,756.9

		Updated to Reflect
	As Presented in 10K	Impact of SFAS 160
	As of	As of
	December 31,	December 31,
	2007	2007
Total Assets	$12,925.2	$12,925.2
Total Liabilities	5,213.4	5,213.4
Minority interests in equity of consolidated entities	1,121.2	NA
Equity
Common shares	84.9	84.9
Additional paid-in-capital	5,306.3	5,306.3
Treasury shares	(954.4)	(954.4)
Retained earnings	1,201.7	1,201.7
Accumulated other comprehensive (loss)/income, net of tax	952.1	952.1

Total shareholders’ equity	6,590.6	NA
Total equity attributable to common shareholders:	NA	6,590.6
Equity attributable to noncontrolling interests in consolidated entities	NA	1,121.2

Total equity	NA	7,711.8
Total liabilities, minority interests and shareholders’ equity	$12,925.2	NA
Total liabilities and equity	NA	$12,925.2
     Invesco has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement relating to the offering, and other documents Invesco has filed with the SEC for more complete information about Invesco and the offering. You may get these documents for free by visiting the SEC’s website at www.sec.gov. Alternatively, a copy of the prospectus supplement and prospectus relating to these securities may be obtained, when available, by contacting Merrill Lynch & Co., 4 World Financial Center, New York, New York 10080, telephone: 866-500-5408; Citi, Attn: Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220, telephone: (800) 831-9146; and Morgan Stanley & Co. Inc., 180 Varick St, 2nd Floor, New York, NY 10014, Attention: Prospectus Department or by email at prospectus@morganstanley.com.